UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2021

EATON CORPORATION plc
(Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton House,	30 Pembroke Road,	Dublin 4,	Ireland	D04 Y0C2
(Address of principal executive offices)				(Zip Code)

+353	1637 2900
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary shares ($0.01 par value)	ETN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
1.     Michael J. Critelli retired from the Board of Directors effective April 28, 2021, prior to the Annual General Meeting of Eaton Corporation plc (the “Company”), having reached retirement age under the Board of Directors Governance Guidelines.

2.     On April 28, 2021, the Board of Directors of the Company expanded its size to twelve members and appointed two new directors to the Board, Robert Pragada and Darryl Wilson. The appointments are effective April 28, 2021.

Mr. Pragada is the President and Chief Operating Officer of Jacobs Engineering Group, a professional and technical solutions company that provides consulting, technical, scientific and project delivery services for the government and private sector. Mr. Pragada was appointed by the Company’s Board of Directors to the Finance Committee, Compensation & Organization Committee, and the newly established Innovation & Technology Committee.

Mr. Wilson is the Founder, Chairman and President of The Wilson Collective, a business advisory and investment firm that invests in startup companies and provides advisory services to clients in the power generation, industrial, material supply and consumer segments. Mr. Wilson was appointed by the Company’s Board of Directors to the Audit Committee and Governance Committee.

Mr. Pragada and Mr. Wilson will each receive compensation pursuant to the Company’s standard arrangements for directors as described in its Proxy Statement for the 2021 Annual General Meeting of Shareholders.

Each of the Company and its wholly owned subsidiary, Eaton Corporation (“Eaton”), have entered into Indemnification Agreements with Mr. Pragada and Mr. Wilson, respectively, in the same form as with other directors of the Company. The form indemnification agreements provide that, to the fullest extent permitted by law, the Company and/or Eaton will indemnify each director against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the director in connection with any claim against the director as a result of the director’s service as a member of the Board. The summaries of the material terms of the form indemnification agreements set forth above are qualified in their entirety by reference to the full text of the applicable agreements. (See Exhibits 10.1 and 10.2, respectively, to this Report, which are incorporated herein by reference.)

Mr. Pragada’s company, Jacobs Engineering Group, purchased, in the ordinary course of business, approximately $1,177,000 worth of products from Eaton since the beginning of 2020. There are no related party transactions involving Mr. Wilson that would require disclosure pursuant to Regulation S-K Item 404(a). There are no arrangements or understandings between Mr. Pragada or Mr. Wilson, respectively, and any other persons pursuant to which either of them was selected as a director of the Company.

A copy of the press release issued by the Company on April 28, 2021 is included as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Item	Exhibit
10.1
Form of Indemnification Agreement between the Company and each of the non-employee directors of the Company, incorporated herein by reference to Exhibit 10.BB to the Company’s 10-K filed for the year ending December 31, 2012.

10.2
Form of Indemnification Agreement II between Eaton Corporation and each of the non-employee directors of the Company and Officers of Eaton Corporation, incorporated herein by reference to Exhibit 10.CC to the Company’s 10-K filed for the year ending December 31, 2012.

99.1	Press Release issued April 28, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date:	May 4, 2021	By:	/s/ April Miller Boise
April Miller Boise
Executive Vice President and General Counsel